PRESS RELEASE
Contacts: Mark E. Hood
SVP, Finance & Administration (314-633-7255)
or
Bill Moreton
EVP, Chief Financial and Administrative Officer (314-633-7123)

Panera Bread Fourth Quarter Earnings Per Share Increased 56% to $0.25

HIGHLIGHTS:

—	FULL YEAR 2002 EARNINGS PER SHARE INCREASED 59% TO $0.73

—	FULL YEAR 2002 SYSTEM-WIDE SALES INCREASED 43% to $755.4 MILLION

—	115 BAKERY-CAFES OPENED IN 2002 AVERAGED ANNUALIZED SALES OF $1,970,000

—	SYSTEM-WIDE AVERAGE ANNUALIZED UNIT VOLUMES INCREASED 5.3% TO $1,840,000

—	COMPANY REITERATES 2003 EARNINGS TARGET OF $0.99, A 36% INCREASE FROM 2002

St. Louis, MO, February 25, 2003 — Panera Bread Company (Nasdaq:PNRA) today reported that net income for the 12 weeks ended December 28, 2002, increased 58% to $7,500,000 compared to $4,755,000 for the 12 weeks ended December 29, 2001. Earnings per diluted share increased 56% to $0.25 from $0.16 for the 12 weeks ended December 29, 2001. For the 52 weeks ended December 28, 2002, net income increased 65% to $21,765,000 compared to $13,152,000 for the 52 weeks ended December 29,2001. Earnings per diluted share increased 59% to $0.73 for the 52 weeks ended December 28, 2002, compared to $0.46 for the 52 weeks ended December 29, 2001.

System-wide sales and total revenues for the 12 and 52 weeks ended December 28, 2002, compared to the 12 and 52 weeks ended December 29, 2001, are as follows:

	12 Weeks Ended	12 Weeks Ended	Percentage
	December 28, 2002	December 29, 2001	Increase

System-wide sales	$201,421,000	$146,848,000	37%
Total revenues	$73,002,000	$55,675,000	31%

	52 Weeks Ended	52 Weeks Ended	Percentage
	December 28, 2002	December 29, 2001	Increase

System-wide sales	$755,410,000	$529,414,000	43%
Total revenues	$277,752,000	$201,117,000	38%

System-wide comparable bakery-cafe sales increased 4.8% for the 12 weeks ended December 28, 2002 (2.5% for company-owned and 5.8% for franchised bakery-cafes). This marks the 28th consecutive quarter that Panera Bread (on a stand-alone basis) has reported positive comparable company bakery-cafe sales. For the 52 weeks ended December 28, 2002, system-wide comparable bakery-cafe sales increased 5.5% (4.1% for company-owned and 6.1% for franchised bakery-cafes). Comparable bakery-cafe sales include those bakery-cafes that have been open for at least 18 four-week periods in the reporting period and exclude the one specialty bakery-cafe.

System-wide average weekly sales (excluding the one specialty bakery-cafe and closed locations) for the 12 weeks ended December 28, 2002, were $37,162 per week. This equates to an annualized sales volume of $1,932,000, a 4.5% increase over the same period in the prior year. A summary of bakery-cafe sales and operating weeks is as follows:

	12 Weeks Ended	12 Weeks Ended	Percentage
	December 28, 2002	December 29, 2001	Increase

Average weekly bakery-cafe sales(1)	$37,162	$35,550	4.5%
Operating weeks(1)	5,418.8	4,125.2	31.4%

System-wide average weekly sales (excluding the one specialty bakery-cafe and closed locations) for the 52 weeks ended December 28, 2002, were $35,388 per week. This equates to an annualized sales volume of $1,840,000 a 5.3% increase over the same period in the prior year. A summary of bakery-cafe sales and operating weeks is as follows:

	52 Weeks Ended	52 Weeks Ended	Percentage
	December 28, 2002	December 29, 2001	Increase

Average weekly bakery-cafe sales(1)	$35,388	$33,608	5.3%
Operating weeks(1)	21,333.2	15,719.2	35.7%

(1)  Excludes the one specialty bakery-cafe and closed locations.

As of December 28, 2002, there were 478 Panera Bread bakery-cafes (including the one specialty bakery-cafe). During the 12 weeks ended December 28, 2002, 43 new Panera Bread bakery-cafes were opened and one bakery-cafe was closed, as follows:

	Company-owned	Franchised	Total System

Bakery-cafes as of October 5, 2002	125	311	436
Bakery-cafes opened	7	36	43
Bakery-cafes closed	—	(1)	(1)

Bakery-cafes as of December 28, 2002	132	346	478

The total backlog of additional franchise commitments in place as of December 28, 2002, was 491.

Business Outlook

Ron Shaich, chairman and chief executive officer, commented, “We are extremely pleased with our fourth quarter and full year 2002 results. Our 2002 earnings per share were up 59%, which came on top of the 77% increase achieved in 2001. Indeed, over the last four years we have generated a compounded annual growth rate in earnings per share of 80%.”

“We set a new company record by opening 43 bakery-cafes in the fourth quarter of 2002. Development, average unit volume growth and operating margin improvement continue to fuel our earnings growth. The fact that we increased the number of units in the Panera system by 32% in 2002, and that the 115 bakery-cafes opened last year attained average annualized unit volumes of almost $2.0 million while generating a 160 basis point improvement in operating margins speaks to the quality of execution by Panera associates and our franchise partners. In addition, our success in 2002 engenders the confidence of our development partners and the Company to continue the pace of growth. This will contribute significantly to the achievement of our 2003 earnings target.”

Shaich noted, “Based on targeted 2003 development activity and the strength of our volumes, we raised our 2003 earnings per share target to $0.99 in November 2002. This represents a 36% increase over the 2002 earnings per share reported today. Our target assumes earnings grow ratably each quarter in 2003 at the 36% level. This translates into quarterly earnings per share targets of $0.24, $0.18, $0.23, and $0.34, respectively. Our targeted earnings per share assumes full year comparable system-wide sales increases of 2.0-3.0%

(consisting of flat system-wide comparable bakery-cafe sales in the first quarter, and a 3% system-wide increase for the balance of the year). It also assumes the build out of 120 new bakery-cafes (28 company owned and 92 franchised), which is only modestly greater than 2002 development activity.”

Shaich added, “First quarter system-wide comparable bakery-cafe sales to date have been negatively impacted by the more difficult winter weather in 2003 compared to 2002 in the Midwest, Northeast and Mid-Atlantic regions, as well as some cannibalization in the Company’s most deeply penetrated market, and as a result first quarter comparable system-wide sales are expected to be up 1.0% - 2.0%. Nonetheless, based on the average unit volumes being generated and the operating margin leverage being driven by the growth in the system, the Company is very comfortable it will meet its first quarter earnings target of $0.24.”

Shaich concluded, “In 2003 Panera Bread should exceed $1 billion in system-wide sales. We are excited to reach that milestone but know the potential is far greater. We believe we are in the early stages of our build out, as we are operating in only 60% of the United States, and in many of our markets we are relatively immature in our penetration. We continue to invest in the Panera concept as we seek to deliver an experience that is truly special and warrants the sales volumes we are generating across our system. We know that if we do so, the future for Panera Bread is indeed very bright.”

The company will host a conference call today, February 25, 2003, at 1:00 p.m. Central Standard Time which will include a discussion of its financial results for the fourth quarter ended December 28, 2002. You may access the call live via the internet at http://www.panerabread.com/pages/a_ir_news.php. The call will be archived there for 90 days.

Panera Bread Company owns and franchises bakery-cafes under the Panera Bread and Saint Louis Bread Co. names. The company is a leader in the emerging specialty bread/cafe category due to its unique bread combined with a quick, casual dining experience. Additional information is available on the company’s website, www.panerabread.com.

     Matters discussed in this report, including any discussion, express or implied, of the Company’s anticipated growth, operating results, and future earnings per share, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The statements, identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “will”, “intend”, “expect”, “future”, “anticipates”, and similar expressions express management’s present belief, expectations or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following: the availability of sufficient capital to the Company and the developers party to franchise development agreements within the Company; continued execution of development; obligations by franchisee groups; variations in the number and timing of bakery-cafe openings; public acceptance of new bakery-cafes; competition; national and regional weather conditions, including the impact on cost and availability of ingredients such as flour, butter, and protein products; changes in restaurant operating costs, particularly food and labor; and other factors that may affect retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K for the year ended December 29, 2001.

Table 1

Panera Bread Company
Comparable Bakery-Cafe Sales Increases

	For the 16	For the 12	For the 12	For the 12	For the 52
	weeks ended	weeks ended	weeks ended	weeks ended	weeks ended
	April 20, 2002	July 13, 2002	October 5, 2002	December 28, 2002	December 28, 2002

Company-owned	5.3%	4.6%	4.0%	2.5%	4.1%
Franchised	5.6%	7.8%	5.5%	5.8%	6.1%
Total System	5.5%	6.7%	5.1%	4.8%	5.5%

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	For the 12	For the 12	For the 52	For the 52
	weeks ended	weeks ended	weeks ended	weeks ended

	Dec. 28, 2002	Dec. 29, 2001	Dec. 28, 2002	Dec. 29, 2001

Revenues:
Bakery-cafe sales	$54,706	$42,639	$212,645	$157,684
Franchise royalties and fees	7,793	5,760	27,892	19,577
Commissary sales to franchisees	10,503	7,276	37,215	23,856

Total revenue	73,002	55,675	277,752	201,117
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	14,920	12,345	63,255	48,253
Labor	16,213	12,439	63,172	45,768
Occupancy	3,501	3,067	14,619	11,345
Other operating expenses	6,859	5,149	27,971	20,729

Total bakery-cafe expenses	41,493	33,000	169,017	126,095
Commissary cost of sales to franchisees	9,210	6,519	33,959	21,965
Depreciation and amortization	3,794	2,968	13,965	10,839
General and administrative expenses	6,358	5,109	24,986	19,589
Pre-opening expense	260	301	1,051	912

Total costs and expenses	61,115	47,897	242,978	179,400
Operating profit	11,887	7,778	34,774	21,717
Interest (income) expense, net	7	(5)	32	72
Other expense (income), net	20	106	287	213
Minority interest	49	8	180	8

Income before income taxes	11,811	7,669	34,275	21,424
Income taxes	4,311	2,914	12,510	8,272

Net income	$7,500	$4,755	$21,765	$13,152

Net income per common share — basic	$.26	$.17	$.75	$.47
Net income per common share — diluted	$.25	$.16	$.73	$.46
Weighted average shares of common and common equivalent shares outstanding:
Basic	29,217	28,292	28,923	27,783
Diluted	30,236	29,538	29,891	28,886

PANERA BREAD COMPANY
CONSOLIDATED STATEMENT OF OPERATIONS
MARGIN ANALYSIS
(unaudited)

     The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company’s consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	For the 12	For the 12	For the 52	For the 52
	weeks ended	weeks ended	weeks ended	weeks ended

	Dec. 28, 2002	Dec. 29, 2001	Dec. 28, 2002	Dec. 29, 2001
Revenues:
Bakery-cafe sales	74.9%	76.6%	76.6%	78.4%
Franchise royalties and fees	10.7	10.3	10.0	9.7
Commissary sales to franchisees	14.4	13.1	13.4	11.9

Total revenues	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Bakery-cafe cost of sales (1)
Cost of food and paper products	27.3%	29.0%	29.7%	30.6%
Labor	29.6	29.2	29.7	29.0
Occupancy	6.4	7.2	6.9	7.2
Other	12.5	12.1	13.2	13.1

Total bakery-cafe expenses	75.8%	77.4%	79.5%	80.0%
Commissary cost of sales to franchisees(2)	87.7%	89.6%	91.3%	92.1%
Depreciation and amortization	5.2	5.3	5.0	5.4
General and administrative expenses	8.7	9.2	9.0	9.7
Pre-opening expense	.4	.5	.4	.5

Operating profit	16.3	14.0	12.5	10.8
Interest expenses, net	—	—	—	—
Other expense (income), net	—	.2	.1	.1
Minority interest	.1	—	.1	—

Income before income taxes	16.2	13.8	12.3	10.7
Income taxes	5.9	5.2	4.5	4.1

Net income	10.3%	8.5%	7.8%	6.5%

(1)	As a percentage of Company restaurant sales.

(2)	As a percentage of commissary sales to franchisees.